Page 1 of 16


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                               MERCADOLIBRE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    58733R102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 16 Pages

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 2 of 16
---------------------------------------              ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Tiger Global Private Investment Partners IV, L.P. ("Tiger PIP IV")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             1,683,097 shares, except that Tiger Global PIP
         SHARES              Performance IV, L.P. ("Tiger Performance IV"), the
                             general partner of Tiger PIP IV, may be deemed to
      BENEFICIALLY           have sole voting power with respect to such
                             shares, Tiger Global PIP Management IV, Ltd.
     OWNED BY EACH           ("Tiger Management IV"), the general partner of
                             Tiger Performance IV, may be deemed to have sole
       REPORTING             voting power with respect to such shares, Tiger
                             Global Management, LLC ("Tiger Management"), the
         PERSON              investment manager of Tiger PIP IV, may be deemed
                             to have sole voting power with respect to such
          WITH               shares, and Charles P. Coleman III ("Coleman"),
                             the director of Tiger Management IV and the
                             managing member of Tiger Management, may be deemed
                             to have sole voting power with respect to such
                             shares.
                         -------------------------------------------------------

                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             1,683,097 shares, except that Tiger Performance IV, the general partner of Tiger PIP IV, may be deemed to have sole dispositive power with respect to such shares, Tiger Management IV, the general partner of Tiger Performance IV, may be deemed to have sole dispositive power with respect to such shares, Tiger Management, the investment manager of Tiger PIP IV, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,683,097
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    3.8%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 3 of 16
---------------------------------------              ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global PIP Performance IV, L.P.
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             1,683,097 shares, all of which are directly owned
         SHARES              by Tiger PIP IV.  Tiger Performance IV is the
                             general partner of Tiger PIP IV and may be deemed
      BENEFICIALLY           to have sole voting power with respect to such
                             shares, Tiger Management IV, the general partner of
     OWNED BY EACH           Tiger Performance IV, may be deemed to have sole
                             voting power with respect to such shares, and
       REPORTING             Coleman, the director of Tiger Management IV, may
                             be deemed to have sole voting power with respect to
         PERSON              such shares.
                         -------------------------------------------------------
          WITH
                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             1,683,097 shares, all of which are directly owned by Tiger PIP IV. Tiger Performance IV is the general partner of Tiger PIP IV and may be deemed to have sole dispositive power with respect to such shares, Tiger Management IV, the general partner of Tiger Performance IV, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management IV, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,683,097
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    3.8%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 4 of 16
---------------------------------------              ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global PIP Management IV, Ltd.
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

      NUMBER OF          5   SOLE VOTING POWER
                             1,683,097 shares, all of which are directly owned
         SHARES              by Tiger PIP IV.  Tiger Management IV is the
                             general partner of Tiger Performance IV, the
      BENEFICIALLY           general partner of Tiger PIP IV, and may be deemed
                             to have sole voting power with respect to such
     OWNED BY EACH           shares, and Coleman, the director of Tiger
                             Management IV, may be deemed to have sole voting
       REPORTING             power with respect to such shares.
                         -------------------------------------------------------
         PERSON
                         6   SHARED VOTING POWER
          WITH               See response to row 5.
                         -------------------------------------------------------
                         7   SOLE DISPOSITIVE POWER
                             1,683,097 shares, all of which are directly owned
                             by Tiger PIP IV. Tiger Management IV is the general
                             partner of Tiger Performance IV, the general
                             partner of Tiger PIP IV, and may be deemed to have
                             sole dispositive power with respect to such shares,
                             and Coleman, the director of Tiger Management IV,
                             may be deemed to have sole dispositive power with
                             respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,683,097
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    3.8%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 5 of 16
---------------------------------------              ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global, L.P. ("Tiger Global")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             1,607,225 shares, except that Tiger Global
         SHARES              Performance, LLC ("Tiger Global Performance"), the
                             general partner of Tiger Global, may be deemed to
      BENEFICIALLY           have sole voting power with respect to such
                             shares, Tiger Management, the investment manager of
     OWNED BY EACH           Tiger Global, may be deemed to have sole voting
                             power with respect to such shares, and Coleman, the
       REPORTING             managing member of each of Tiger Global Performance
                             and Tiger Management, may be deemed to have sole
         PERSON              voting power with respect to such shares.
                         -------------------------------------------------------
          WITH
                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             1,607,225 shares, except that Tiger Global
                             Performance, the general partner of Tiger Global, may be deemed to have sole dispositive power with respect to such shares, Tiger Management, the investment manager of Tiger Global, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,607,225
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    3.6%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 6 of 16
---------------------------------------              ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global II, L.P. ("Tiger Global II")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5     SOLE VOTING POWER
                               54,060 shares, except that Tiger Global
         SHARES                Performance, the general partner of Tiger Global
                               II, may be deemed to have sole voting power with
      BENEFICIALLY             respect to such shares, Tiger Management, the
                               investment manager of Tiger Global II, may be
     OWNED BY EACH             deemed to have sole voting power with respect to
                               such shares, and Coleman, the managing member of
       REPORTING               each of Tiger Global Performance and Tiger
                               Management, may be deemed to have sole voting
         PERSON                power with respect to such shares.
                         -------------------------------------------------------
          WITH
                         6     SHARED VOTING POWER
                               See response to row 5.
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               54,060 shares, except that Tiger Global
                               Performance, the general partner of Tiger Global II, may be deemed to have sole dispositive power with respect to such shares, Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           54,060
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.1%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 7 of 16
---------------------------------------              ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global, Ltd. ("Tiger Ltd.")
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Cayman Islands
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             988,715 shares, except that Tiger Management, the
         SHARES              investment manager of Tiger Ltd., may be deemed to
                             have sole voting power with respect to such
      BENEFICIALLY           shares, and Coleman, the director of Tiger Ltd.
                             and the managing member of Tiger Management, may be
     OWNED BY EACH           deemed to have sole voting power with respect to
                             such shares.
       REPORTING         -------------------------------------------------------

         PERSON          6   SHARED VOTING POWER
                             See response to row 5.
          WITH           -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             988,715 shares, except that Tiger Management, the investment manager of Tiger Ltd., may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Ltd. and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           988,715
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    2.2%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 8 of 16
---------------------------------------              ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global Performance, L.L.C.
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5   SOLE VOTING POWER
                             1,661,285 shares, of which 1,607,225 are directly
         SHARES              owned by Tiger Global and 54,060 are directly
                             owned by Tiger Global II.  Tiger Global
      BENEFICIALLY           Performance is the general partner of each of
                             Tiger Global and Tiger Global II and may be deemed
     OWNED BY EACH           to have sole voting power with respect to such
                             shares, Tiger Management is the investment manager
       REPORTING             of each of Tiger Global and Tiger Global II and
                             may be deemed to have sole voting power with
         PERSON              respect to such shares, and Coleman, the managing
                             member of each of Tiger Global Performance and
          WITH               Tiger Management, may be deemed to have sole
                             voting power with respect to such shares.
                         -------------------------------------------------------

                         6   SHARED VOTING POWER
                             See response to row 5.
                         -------------------------------------------------------

                         7   SOLE DISPOSITIVE POWER
                             1,661,285 shares, of which 1,607,225 are directly owned by Tiger Global and 54,060 are directly owned by Tiger Global II. Tiger Global Performance is the general partner of each of Tiger Global and Tiger Global II and may be deemed to have sole dispositive power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global and Tiger Global II and may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8   SHARED DISPOSITIVE POWER
                             See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,661,285
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    3.8%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                      OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 9 of 16
---------------------------------------              ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Tiger Global Management, LLC
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------

       NUMBER OF         5     SOLE VOTING POWER
                               4,333,097 shares, of which 1,683,097 are
         SHARES                directly owned by Tiger PIP IV, 1,607,225 are
                               directly owned by Tiger Global, 54,060 are
      BENEFICIALLY             directly owned by Tiger Global II and 988,715
                               are directly owned by Tiger Ltd.  Tiger
     OWNED BY EACH             Management is the investment manager of each of
                               Tiger PIP IV, Tiger Global, Tiger Global II and
       REPORTING               Tiger Ltd. and may be deemed to have sole voting
                               power with respect to such shares, Tiger Global
         PERSON                Performance is the general partner of each of
                               Tiger Global and Tiger Global II and may be
          WITH                 deemed to have sole voting power with respect to
                               such shares directly owned by such entities,
                               Tiger Performance IV is the general partner of
                               Tiger PIP IV and may be deemed to have sole
                               voting power with respect to such shares
                               directly owned by such entity, Tiger Management
                               IV is the general partner of Tiger Performance
                               IV and may be deemed to have sole voting power
                               with respect to such shares directly owned by
                               Tiger PIP IV, and Coleman is the managing member
                               of each of Tiger Management and Tiger Global
                               Performance and the director of each of Tiger
                               Management IV and Tiger Ltd. and may be deemed to
                               have sole voting power with respect to such
                               shares.
                         -------------------------------------------------------

                         6     SHARED VOTING POWER
                               See response to row 5.
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               4,333,097 shares, of which 1,683,097 are directly owned by Tiger PIP IV, 1,607,225 are directly owned by Tiger Global, 54,060 are directly owned by Tiger Global II and 988,715 are directly owned by Tiger Ltd. Tiger Management is the investment manager of each of Tiger PIP IV, Tiger Global, Tiger Global II and Tiger Ltd. and may be deemed to have sole dispositive power with respect to such shares, Tiger Global Performance is the general partner of each of Tiger Global and Tiger Global II and may be deemed to have sole dispositive power with respect to such shares directly owned by such entities, Tiger Performance IV is the general partner of Tiger PIP IV and may be deemed to have sole dispositive power with respect to such shares directly owned by such entity, Tiger Management IV is the general partner of Tiger Performance IV and may be deemed to have sole dispositive power with respect to such shares directly owned by Tiger PIP IV, and Coleman is the managing member of each of Tiger Management and Tiger Global Performance and the director of each of Tiger Management IV and Tiger Ltd. and may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           4,333,097
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 9.8%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*                                         OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                  Page 10 of 16
---------------------------------------              ---------------------------

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                Charles P. Coleman III
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------

       NUMBER OF         5     SOLE VOTING POWER
                               4,333,097 shares, of which 1,683,097 are
         SHARES                directly owned by Tiger PIP IV, 1,607,225 are
                               directly owned by Tiger Global, 54,060 are
      BENEFICIALLY             directly owned by Tiger Global II and 988,715
                               are directly owned by Tiger Ltd.  Coleman is the
     OWNED BY EACH             director of each of Tiger Management IV (the
                               general partner of Tiger Performance IV, the
       REPORTING               general partner of Tiger PIP IV) and Tiger Ltd.
                               and the managing member of each of Tiger Global
         PERSON                Performance (the general partner of each of
                               Tiger Global and Tiger Global II) and Tiger
          WITH                 Management (the investment manager of each of
                               Tiger PIP IV, Tiger Global, Tiger Global II and
                               Tiger Ltd.) and may be deemed to have sole
                               voting power with respect to such shares.
                         -------------------------------------------------------

                         6     SHARED VOTING POWER
                               See response to row 5.
                         -------------------------------------------------------

                         7     SOLE DISPOSITIVE POWER
                               4,333,097 shares, of which 1,683,097 are directly owned by Tiger PIP IV, 1,607,225 are directly owned by Tiger Global, 54,060 are directly owned by Tiger Global II and 988,715 are directly owned by Tiger Ltd. Coleman is the director of each of Tiger Management IV (the general partner of Tiger Performance IV, the general partner of Tiger PIP
                               IV) and Tiger Ltd. and the managing member of each of Tiger Global Performance (the general partner of each of Tiger Global and Tiger Global
                               II) and Tiger Management (the investment manager of each of Tiger PIP IV, Tiger Global, Tiger Global II and Tiger Ltd.) and may be deemed to have sole dispositive power with respect to such shares.
                         -------------------------------------------------------

                         8     SHARED DISPOSITIVE POWER
                               See response to row 7.
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           4,333,097
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                         [ ]
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         9.8%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 11 of 16
---------------------------------------              ---------------------------

This Amendment No. 1 amends the Schedule 13G filed by Tiger Global Management, LLC, a Delaware limited limited liability company ("Tiger Management"), Tiger Global, L.P., a Delaware limited partnership ("Tiger Global"), Tiger Global II, L.P., a Delaware limited partnership ("Tiger Global II"), Tiger Global Performance, L.L.C., a Delaware limited liability company ("Tiger Global Performance"), Tiger Global, Ltd., a Cayman Islands exempted company ("Tiger Ltd."), Tiger Global Private Investment Partners IV, L.P., a Cayman Islands limited partnership ("Tiger PIP IV"), Tiger Global PIP Performance IV, L.P., a Cayman Islands limited partnership ("Tiger Performance IV"), Tiger Global PIP Management IV, Ltd., a Cayman Islands exempted company ("Tiger Management IV"), and Charles P. Coleman III ("Coleman"). The foregoing entities and individual are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 1.


ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by the Reporting Persons.

            Tiger Management, the investment manager of Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP IV. Tiger Global Performance, the general partner of Tiger Global and Tiger Global II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global and Tiger Global II. Tiger Performance IV, the general partner of Tiger PIP IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP IV. Tiger Management IV, the general partner of Tiger Performance IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger PIP
            IV. Coleman is the managing member of each of Tiger Global Performance and Tiger Management and the director of each of Tiger Ltd. and Tiger Management IV and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global, Tiger Global II, Tiger Ltd. and Tiger PIP IV.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE
            ------------------------------------

            The address for each of the Reporting Persons is:

            Tiger Global Management, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178 USA

ITEM 2(C)   CITIZENSHIP
            -----------

            Tiger PIP IV and Tiger Performance IV are Cayman Islands limited partnerships. Tiger Global and Tiger Global II are Delaware limited partnerships. Tiger Global Performance and Tiger Management are Delaware limited liability companies. Tiger Ltd. and Tiger Management IV are Cayman Islands exempted companies. Coleman is a United States citizen.

ITEM 4      OWNERSHIP:
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the Reporting Persons is provided as of December 31, 2007:

                  (a)   Amount beneficially owned:
                        -------------------------

                        See Row 9 of cover page for each Reporting Person.

                  (b)   Percent of Class:
                        ----------------

                        See Row 11 of cover page for each Reporting Person.

---------------------------------------              ---------------------------
CUSIP NO. 58733R102                        13 G                   Page 12 of 16
---------------------------------------              ---------------------------


                  (c)   Number of shares as to which such person has:
                        --------------------------------------------

                              (i)   Sole power to vote or to direct the vote:
                                    ----------------------------------------

                                    See Row 5 of cover page for each
                                    Reporting Person.

                              (ii)  Shared power to vote or to direct the vote:
                                    ------------------------------------------

                                    See Row 6 of cover page for each
                                    Reporting Person.

                              (iii) Sole power to dispose or to direct the
                                    disposition of:
                                    --------------------------------------

                                    See Row 7 of cover page for each
                                    Reporting Person.

                              (iv) Shared power to dispose or to direct the disposition of:
                                    ----------------------------------------

                                    See Row 8 of cover page for each
                                    Reporting Person.

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2008


Tiger Global Management, LLC                       /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global Private Investment Partners IV, L.P.  /s/ Charles P. Coleman III
By Tiger Global PIP Performance IV, L.P.           -----------------------------
Its General Partner                                Signature
By Tiger Global PIP Management IV, Ltd.
Its General Partner                                Charles P. Coleman III
                                                   Director


Tiger Global PIP Performance IV, L.P.              /s/ Charles P. Coleman III
By Tiger Global PIP Management IV, Ltd.            -----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Director


Tiger Global PIP Management IV, Ltd.               /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Director


Tiger Global, L.P.                                 /s/ Charles P. Coleman III
By Tiger Global Performance, L.L.C.                -----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Managing Member

Tiger Global II, L.P.                              /s/ Charles P. Coleman III
By Tiger Global Performance, L.L.C.                -----------------------------
Its General Partner                                Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Tiger Global, Ltd.                                 /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Director


Tiger Global Performance, L.L.C.                   /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature

                                                   Charles P. Coleman III
                                                   Managing Member


Charles P. Coleman III                             /s/ Charles P. Coleman III
                                                   -----------------------------
                                                   Signature



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT INDEX
                                  -------------


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------
Exhibit A:  Agreement of Joint Filing                             16

                                    EXHIBIT A
                                    ---------


                            Agreement of Joint Filing
                            -------------------------

      The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of MercadoLibre, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.